Performance Food Group	12500 West Creek Parkway
Richmond, VA 23238
Phone (804) 484-7700
FAX (804) 484-7701
NEWS RELEASE

FOR MORE INFORMATION, CONTACT:	John D. Austin Senior Vice President and Chief Financial Officer (804) 484-7753

PERFORMANCE FOOD GROUP REPORTS NET SALES OF $1.4 BILLION, REFLECTING A 19% INCREASE

  Operating profit increased 31% to $39.8 million.
  Net earnings increased 35% to $21.6 million.
  EPS (diluted) rose by 29% to $0.44.

RICHMOND, Va. (Oct. 28, 2003) Performance Food Group (Nasdaq/NM:PFGC) today announced strong net sales, operating profit and net earnings for the third quarter ended September 27, 2003. Sales for the third quarter of 2003 amounted to $1.4 billion, up 19% from $1.2 billion in the year-earlier period. Internal growth amounted to 17% for the quarter, while acquisitions contributed 2% to our sales growth. Net earnings for the quarter rose 35% to $21.6 million compared with $16.0 million a year ago. Net earnings per share diluted for the quarter rose by 29% to $0.44 compared to net earnings of $0.34 per share diluted in the year-earlier quarter. Inflation for the quarter amounted to approximately 2.5%. Financial results in the year-earlier quarter were adversely impacted by an ammonia leak in July 2002 at one of our distribution facilities, resulting in pre-tax charges of $4.8 million, or $0.06 per share diluted.

Sales for the first nine months of 2003 amounted to $4.0 billion, up 24% from $3.2 billion in the year-earlier period. For the year to date, internal growth amounted to 14%, while acquisitions contributed the remaining 10% to our sales growth. Net earnings for the same period increased 26% to $62.0 million compared to $49.0 million a year ago. Net earnings per share diluted year-to-date increased 22% to $1.28 versus net earnings of $1.05 per share diluted in the year-earlier period. Inflation for the year to date amounted to approximately 1%.

C. Michael Gray, President and Chief Executive Officer, remarked, "The third quarter represented the 35th consecutive quarter in which net sales and net earnings have increased compared with the prior-year period. Our financial and operating results are gratifying and continue to validate our business strategies despite some of the challenges we are facing as we continue to grow. Sales in all segments of our business continued to outpace industry benchmarks during the quarter."

"Fresh-Cut sales grew 13% during the quarter. We continue to see strong demand for our fresh-cut products in both the retail and foodservice channels, especially in the "tender leaf" product category. Testing of our fresh fruit product on the West Coast continues to progress, with our test markets responding favorably to refinements in our product offerings. Our partnering with McDonald's in testing a new sliced apple product called Apple Dippers began in the quarter and is proceeding smoothly. However, strong growth in our tender leaf salad products offered at retail and by quick-service restaurants has created pressure on our supply chain as we try to meet the demands of our customers. The success of these products has created inefficiencies in our processing network, primarily due to the slower productivity of the tender leaf processing equipment and the related physical capacity consumed by these processing lines. The Fresh-Cut segment experienced approximately 2% inflation for the quarter."

"The issues associated with capacity constraints and production inefficiencies will take additional time to resolve. To address these issues, Fresh-Cut recently opened a new warehouse in Chicago and is scheduled to expand its Morrow, Georgia facility in the first quarter of 2004. Our recent investment in new state-of-the-art processing equipment is helping to produce a very high-quality product, however this equipment is not yet running at peak efficiency. We have also committed to two additional processing lines for our tender leaf product, which should come on line in the first and second quarters of 2004. As throughput continues to improve, we expect to benefit from the investment in this new processing equipment."

"Broadline sales continued to grow, increasing 15% as a result of our strategy of pursuing acquisitions that broaden our product line and geographic reach, increasing sales to independent restaurants, and generating incremental growth from existing customers and markets. Internal growth in Broadline amounted to 11%, while the 2002 acquisitions of Middendorf Meat and Thoms-Proestler Company contributed the balance of our sales growth. Street sales represented 50% of Broadline sales for the nine months ended September 27, 2003. Sales of proprietary brands comprised 24% of street sales year to date. Inflation in the Broadline segment amounted to approximately 4% in the quarter."

Gray added, "Customized recorded a 30% increase in sales which was driven by ongoing and expanding relationships with Ruby Tuesday, Inc., T.G.I. Friday's and Mimi's Café beginning in late 2002 and in the first half of 2003. Inflation for the Customized segment was approximately 1% for the quarter."

Gray concluded, "Our balance sheet remains strong, providing us with an array of financial options and flexibility. Our debt-to-capital ratio was 28% at the end of the third quarter, excluding $110 million of interests in accounts receivable sold under our accounts receivable purchase facility. Based on the current trends in our business, the operational challenges related to our growth in Fresh-Cut and the unknown outcome of the grocery store strike currently underway in certain U.S. markets, we have updated our earnings forecast and anticipate our full-year results will be in the range of $1.67 to $1.72 per share diluted. This includes expected earnings per share diluted in the $0.40 to $0.45 range in the fourth quarter. Despite these near term challenges, we are very excited about the underlying growth trends in our business and are optimistic about our future."

Performance Food Group markets and distributes more than 61,000 national and private label food and food-related products to approximately 46,000 restaurants, hotels, cafeterias, schools, healthcare facilities and other institutions. For more information on Performance Food Group, visit www.pfgc.com.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on current expectations and management's estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, general economic condition; the relatively low margins and economic sensitivity of the foodservice business; the Company's reliance on major customers; the ability to identify and successfully complete acquisitions of other foodservice distributors; the Company's ability to successfully develop, market and meet demand for new products; the Company's ability to realize benefits from additional processing capacity; management of the Company's planned growth; and the effect of the Company's identification of certain accounting errors on its anticipated results of operations, all as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission.

Performance Food Group Company Unaudited Financial Highlights

	Three Months Ended

	Sept. 27, 2003	Sept. 28, 2002
Net sales	$1,388,334,000	$1,169,848,000
Net earnings	$21,604,000	$15,988,000
Net earnings per share:
Basic	$0.47	$0.36
Diluted	$0.44	$0.34
Weighted average number of shares outstanding:
Basic	45,681,000	44,736,000
Diluted	53,186,000	52,220,000

	Nine Months Ended

	Sept. 27, 2003	Sept. 28, 2002

Net sales	$4,024,322,000	$3,234,805,000
Net earnings	$61,968,000	$49,022,000
Net earnings per share:
Basic	$1.36	$1.11
Diluted	$1.28	$1.05
Weighted average number of shares outstanding:
Basic	45,492,000	44,202,000
Diluted	52,909,000	51,797,000

Performance Food Group Company Condensed Consolidated Balance Sheet and Income Statement (Unaudited) September 27, 2003 (In thousands, except net earnings per common share)

Assets	Sept. 27, 2003	Dec. 28, 2002
Cash and cash equivalents	$36,099	$33,660
Accounts and notes receivable, net, including
retained interest in securitized receivables	222,565	220,676
Inventories	246,684	239,846
Other current assets	36,754	34,964
Total current assets	542,102	529,146
Property, plant and equipment, net	331,588	293,994
Goodwill, net	582,396	575,464
Other intangible assets, net	199,228	205,497
Other assets	9,696	13,616
Total assets	$1,665,010	$1,617,717

Liabilities and Shareholders' Equity
Checks in excess of deposits	$69,980	$74,759
Trade accounts payable	258,818	236,438
Current installments of long-term debt	1,491	2,504
Other current liabilities	143,467	134,363
Total current liabilities	473,756	448,064
Long-term debt, excluding current installments	303,423	370,095
Deferred income taxes	97,116	84,689
Shareholders' equity	790,715	714,869
Total liabilities and shareholders' equity	$1,665,010	$1,617,717

	Three Months Ended				Nine Months Ended

	Sept. 27, 2003		Sept. 28, 2002		Sept. 27, 2003		Sept. 28, 2002

Net sales	$1,388,334	100.0%	$1,169,848	100.0%	$4,024,322	100.0%	$3,234,805	100.0%
Cost of goods sold	1,172,950	84.5%	981,148	83.9%	3,394,596	84.4%	2,710,686	83.8%
Gross profit	215,384	15.5%	188,700	16.1%	629,726	15.6%	524,119	16.2%
Operating expenses	175,558	12.6%	158,213	13.5%	515,750	12.8%	431,956	13.4%
Operating profit	39,826	2.9%	30,487	2.6%	113,976	2.8%	92,163	2.8%
Other income (expense):
Interest expense	(4,714)		(4,631)		(14,459)		(13,372)
Loss on sale of receivables	(478)		(444)		(1,180)		(1,375)
Other, net	212		168		1,612		1,019
Other expense, net	(4,980)	0.4%	(4,907)	0.4%	(14,027)	0.3%	(13,728)	0.4%
Earnings before income taxes	34,846	2.5%	25,580	2.2%	99,949	2.5%	78,435	2.4%
Income taxes	13,242	0.9%	9,592	0.8%	37,981	1.0%	29,413	0.9%
Net earnings	$21,604	1.6%	$15,988	1.4%	$61,968	1.5%	$49,022	1.5%

Weighted average common
shares outstanding	45,681		44,736		45,492		44,202

Basic net earnings per common share	$0.47		$0.36		$1.36		$1.11

Weighted average common shares and
dilutive potential common shares outstanding	53,186		52,220		52,909		51,797

Diluted net earnings per common share	$0.44		$0.34		$1.28		$1.05

Performance Food Group Company 2003 Compared to 2002 3rd Quarter Segment Disclosure

2003	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Third Quarter

Net external sales	$707,413	$450,866	$230,055	$-	$1,388,334
Intersegment sales	229	75	4,136	(4,440)	-
Total sales	707,642	450,941	234,191	(4,440)	1,388,334
Operating profit	19,508	5,682	18,001	(3,365)	39,826
Operating profit margin	2.76%	1.26%	7.69%	-	2.87%
Total assets	768,050	130,359	651,689	114,912	1,665,010
Interest expense (income)	2,892	124	4,569	(2,871)	4,714
Loss (gain) on sale of receivables	2,497	557	-	(2,576)	478
Depreciation	3,449	989	5,786	538	10,762
Amortization	931	-	1,135	-	2,066
Capital expenditures	2,776	2,916	8,996	1,700	16,388

2002	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Third Quarter

Net external sales	$618,030	$347,041	$204,777	$-	$1,169,848
Intersegment sales	156	-	3,273	(3,429)	-
Total sales	618,186	347,041	208,050	(3,429)	1,169,848
Operating profit	11,033	4,326	18,295	(3,167)	30,487
Operating profit margin	1.78%	1.25%	8.79%	-	2.61%
Total assets	737,844	94,615	603,008	115,319	1,550,786
Interest expense (income)	3,510	82	5,175	(4,136)	4,631
Loss (gain) on sale of receivables	1,586	374	-	(1,516)	444
Depreciation	3,684	755	4,887	377	9,703
Amortization	775	-	1,135	299	2,209
Capital expenditures	2,493	1,170	9,175	1,155	13,993

Performance Food Group Company 2003 Compared to 2002 Year-To-Date Segment Disclosure

2003	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Year-to-Date

Net external sales	$2,037,791	$1,306,272	$680,259	$-	$4,024,322
Intersegment sales	701	275	12,409	(13,385)	-
Total sales	2,038,492	1,306,547	692,668	(13,385)	4,024,322
Operating profit	52,090	16,510	57,770	(12,394)	113,976
Operating profit margin	2.56%	1.26%	8.34%	-	2.83%
Total assets	768,050	130,359	651,689	114,912	1,665,010
Interest expense (income)	10,451	240	14,165	(10,397)	14,459
Loss (gain) on sale of receivables	5,848	1,628	-	(6,296)	1,180
Depreciation	10,480	2,708	16,676	1,491	31,355
Amortization	2,816	-	3,394	-	6,210
Capital expenditures	11,031	19,183	36,940	2,355	69,509

2002	Broadline	Customized	Fresh-Cut	Corporate & Intersegment	Consolidated

Year-to-Date

Net external sales	$1,569,241	$1,038,715	$626,849	$-	$3,234,805
Intersegment sales	448	-	8,792	(9,240)	-
Total sales	1,569,689	1,038,715	635,641	(9,240)	3,234,805
Operating profit	34,883	11,944	55,429	(10,093)	92,163
Operating profit margin	2.22%	1.15%	8.72%	-	2.85%
Total assets	737,844	94,615	603,008	115,319	1,550,786
Interest expense (income)	6,836	365	15,718	(9,547)	13,372
Loss (gain) on sale of receivables	4,631	1,244	-	(4,500)	1,375
Depreciation	9,450	2,250	14,043	995	26,738
Amortization	1,731	-	3,392	921	6,044
Capital expenditures	6,538	5,062	27,247	3,755	42,602